Exhibit (a)(5)(C)

1345 Avenue of the Americas New York, NY 10105 www.Bernstein.com +1 (212) 969 1000

[•]

[Stockholder Name]

Re:	AB Private Credit Investors Corporation

Tender Confirmation

Dear Stockholder:

AB Private Credit Investors Corporation (the “Fund”) confirms below the final details of your tender of shares of the Fund’s common stock, par value $0.01 per share (the “Shares”), on the terms and conditions set out in the Fund’s Offer to Purchase (the “Offer to Purchase”).

Investment Account No.		XXX-XX[	•]
Offer to Purchase Dated		November 24, 2023
Tender Valuation Date		December 31, 2023
Accepted Tender Shares		[	•]
NAV as of Tender Valuation Date	$	[	•]
Accepted Tender Amount	$	[	•]

Approximately forty-five days following the Tender Valuation Date, the Accepted Tender Amount will be paid, and a trade confirmation issued.

Please refer to the Offer to Purchase for additional important information. If you have any questions regarding this confirmation, please contact your AB Advisor.

Sincerely,

AB Private Credit Investors LLC

The Adviser